Exhibit 99.1

FOR IMMEDIATE RELEASE
BankFinancial Corporation Reports Financial Results for 2019 and
Will Host Conference Call and Webcast on February 19, 2020
Burr Ridge, Illinois - (February 18, 2020) BankFinancial Corporation (Nasdaq - BFIN) (the “Company”) announced today that the Company recorded net income of $11.7 million for the year ended December 31, 2019 and basic and diluted earnings per common share for the year ended December 31, 2019 were $0.75.
For the fourth quarter of 2019, the Company recorded net income of $3.4 million and basic and diluted earnings per share of common stock of $0.22, compared to $7.4 million and $0.44 per share for the fourth quarter of 2018. Net income for the fourth quarter of 2018 includes $5.1 million, net of tax, of realized and unrealized gains on sale of the Company’s Class B Visa common shares and $763,000 in accrued expense, net of tax, related to certain contract termination and severance payments.
The Company’s total loans decreased by $45.9 million during the fourth quarter of 2019 due to continued elevated prepayments of multi-family and nonresidential real estate loans, and reductions of commercial line of credit utilization by equipment lessors. Total deposits decreased by $4.1 million due to a $9.9 million reduction in wholesale deposits. The average yield on the Company’s loan portfolio for the quarter ended December 31, 2019 was 4.82%, a 5.0% increase compared to the fourth quarter of 2018.
For the year ended December 31, 2019, multi-family and nonresidential real estate loans declined by $73.9 million (9.6%) due to lower originations volume in 2019. Commercial loans and commercial leases declined by $68.5 million (14.1%) due primarily to planned reductions in investment rated leases and of certain Regional Commercial Banking and National Healthcare Lending commercial loan relationships, offset by modest net growth in other commercial leases. Total commercial-related loan balances were $1.117 billion at the end of 2019, and now comprise 95.1% of the Company’s total loans, compared to 94.6% at the end of 2018.
The Company’s asset quality improved in 2019. The ratio of nonperforming loans to total loans was 0.07% and the ratio of nonperforming assets to total assets was 0.07% at December 31, 2019. Nonperforming commercial-related loans represented 0.03% of total commercial-related loans at December 31, 2019.
Total retail and commercial deposits declined slightly in 2019. Retail depositors continue to seek higher interest rates, and the Company moderated its retail deposit competitive position to better manage its cost of funds given its strong liquidity position. Commercial depositors continue to use excess deposit balances to repay commercial lines of credit whenever possible. The Company’s liquid assets were 12.8% of total assets at December 31, 2019.
The Company’s capital position remained strong with a Tier 1 leverage ratio of 11.48% at December 31, 2019. During 2019, the Company maintained its quarterly dividend rate at $0.10 per share. The Company repurchased 1,203,050 common shares during the year ended December 31, 2019, which represented 7.3% of the Company’s common shares that were outstanding on December 31, 2018. The Company’s book value per share increased in 2019 by 0.4% to $11.41 per share at December 31, 2019.
“Our 2019 results reflect the impact of changing market conditions, particularly the decline in medium- and long-term interest rates, and our continuing emphasis on maintaining strong asset quality through decisive action on credit exposures when necessary. The year ended with the Company in very strong financial condition, with excellent asset quality and liquidity. As it became clear that ‘lower-for-longer’ interest rates, moderate-growth economic environment, and hyper-competitive conditions in investment real estate lending would persist for an extended period of time, we took action in the latter part of 2019 and the beginning of 2020 to fundamentally re-align our loan and lease generation capabilities to generate higher volumes of medium-duration assets with an appropriate risk/return profile, and further improve noninterest income. Given the current and expected market conditions, the recent changes to our commercial equipment finance division, and to our commercial real estate division, position us far better to achieve the asset generation required to meet our financial objectives. We expect to take additional steps to improve commercial and industrial loan and core deposit generation during 2020 to further diversify the loan portfolio and enhance the core deposit base. We will incur increased marketing and technology expenses to support the loan and deposit generation functions, but we will otherwise seek to offset these costs within our consistent operating expense discipline. As we progressively deploy our excess liquidity during 2020, we expect that the increases in income will accelerate our progress towards our original financial return goals despite the challenging conditions.” said F. Morgan Gasior, the Chairman and CEO of the Company.

The Company’s Quarterly Financial and Statistical Supplement will be available today on BankFinancial's website, www.bankfinancial.com on the “Stockholder Information” page, and through the EDGAR database on the SEC's website, www.sec.gov. The Quarterly Financial and Statistical Supplement includes comparative GAAP performance data and financial measures for the most recent five quarters.
BankFinancial's management will review fourth quarter 2019 results in a conference call and webcast for stockholders and analysts on Wednesday, February 19, 2020 at 9:30 a.m. Chicago, Illinois Time. The conference call may be accessed by calling (844) 413-1780 using participant passcode 7198886. The conference call will be simultaneously webcast at www.bankfinancial.com, “Investor Relations” page. For those unable to participate in the conference call, the webcast will be archived through 11:59 p.m. Chicago Time March 11, 2020.
BankFinancial Corporation is the holding company for BankFinancial, NA, a national bank providing financial services to individuals, families and businesses through 19 full-service banking offices, located in Cook, DuPage, Lake and Will Counties, Illinois and to selected commercial loan and deposit customers on a regional or national basis. BankFinancial Corporation's common stock trades on the Nasdaq Global Select Market under the symbol BFIN. Additional information may be found at the company's website, www.bankfinancial.com.
This release includes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause BankFinancial’s actual results to differ from those expected at the time of this release. For a discussion of some of the factors that may cause actual results to differ from expectations, please refer to BankFinancial’s most recent Annual Report on Form 10-K as filed with the SEC, as supplemented by subsequent filings with the SEC. Investors are urged to review all information contained in these reports, including the risk factors discussed therein. Copies of these filings are available at no cost on the SEC's web site at www.sec.gov or on BankFinancial’s web site at www.bankfinancial.com. Forward looking statements speak only as of the date they are made, and we do not undertake to update them to reflect changes.

For Further Information Contact:
Shareholder, Analyst and Investor Inquiries:	Media Inquiries:
Elizabeth A. Doolan Senior Vice President – Finance BankFinancial Corporation Telephone: 630-242-7151	Gregg T. Adams President – Marketing & Sales BankFinancial, NA Telephone: 630-242-7234